Table of Contents

Exhibit 4(h)

AGREEMENT FOR

SUPPLY AND RENDERING OF GSM NETWORK CORE

SERVICES

AGREEMENT FOR SUPPLY AND RENDERING OF SERVICES	3
CLAUSE 1 - DEFINITIONS	4
CLAUSE 2 – SUBJECT- MATTER	4
CLAUSE 3 – PROJECT AND LOCAL CONDITIONS	5
CLAUSE 4 – GOVERNING LAW	5
CLAUSE 5 – DOCUMENTS INCLUDED	6
CLAUSE 6 - PRICE	6
CLAUSE 7 – PAYMENT TERMS	8
CLAUSE 8 – TAXES AND SOCIAL SECURITY CONTRIBUTIONS	11
CLAUSE 9 - DEADLINE	12
CLAUSE 10 – OBLIGATIONS OF THE CONTRACTED PARTIES	13
CLAUSE 11 – OBLIGATIONS OF THE CONTRACTING PARTIES	16
CLAUSE 12 – INSPECTION OF PERFORMANCE OF THE AGREEMENT	17
CLAUSE 13 – PERFORMANCE TESTS AND ACCEPTANCE OF THE SERVICES	18
CLAUSE 14- PENALTIES	19
CLAUSE 15 - RESPONSIBILITIES	21
CLAUSE 16 – FORTUITOUS EVENTS AND FORCE MAJEURE	22
CLAUSE 17 - WARRANTY	23
CLAUSE 18 – SOFTWARE LICENSES AND INTELLECTUAL PROPERTY RIGHTS	25
CLAUSE 19 - CONFIDENTIALITY	29
CLAUSE 20 – TITLE AND RISK OF LOSS	31
CLAUSE 21 - INSURANCE	32
CLAUSE 22 – GUARANTEE OF COMPLIANCE WITH CONTRACTUAL OBLIGATIONS	32
CLAUSE 23 – EQUIPMENT AND SOFTWARE	32
CLAUSE 24 – PLANS, PROJECTS AND TECHNICAL SPECIFICATIONS	34
CLAUSE 25 – DECLARATIONS OF THE PARTIES	35
CLAUSE 26 – WAIVER OF RIGHTS	36
CLAUSE 27 – ASSIGNMENT AND SUBCONTRACTING	36
CLAUSE 28 - NOTICES	37
CLAUSE 29 - RESCISSION	38
CLAUSE 30 – COURT AND GOVERNING LAW	39

AGREEMENT FOR SUPPLY AND RENDERING OF SERVICES

By this private agreement, on the one hand:

AMAZÔNIA CELULAR S.A., corporate taxpayer’s ID (CNPJ/MF) 02.361.554/0002 -14, headquartered at Travessa Rui Barbosa, 931, Nazaré, in the city of Belém, State of Pará, Brazil, represented herein by the undersigned proxies, hereinafter referred to simply as AMAZÔNIA; and TELEMIG CELULAR S.A., corporate taxpayer’s ID (CNPJ/MF) 02.320.739/0001 -06, headquartered at Rua Levindo Lopes, 258, 8° andar, Funcionários, in the city of Belo Horizonte, State of Minas Gerais, Brazil, represented herein by the undersigned proxies, hereinafter referred to simply as TELEMIG and, jointly with AMAZÔNIA referred to jointly as CONTRACTING PARTIES; and, on the other hand,

ERICSSON TELECOMUNICAÇÕES S.A., corporate taxpayer’s ID (CNPJ/MF) 33.067.745/0001 -27, headquartered at Rua Maria Prestes Maia, 300, parte, Vila Guilherme, São Paulo, SP, Brazil, represented herein by its undersigned legal representatives, hereinafter referred to simply as ERICSSON; and ERICSSON SERVIÇOS DE TELECOMUNICAÇÕES LTDA., corporate taxpayer’s ID (CNPJ/MF) 03.619.317/0001 -07, headquartered at Rua Maria Prestes Maia, 300, parte, Vila Guilherme, São Paulo, SP, Brazil, represented herein by its undersigned legal representatives, hereinafter referred to simply as ERICSSON SERVIÇOS, and jointly with ERICSSON hereinafter referred to simply as CONTRACTED PARTIES, which jointly with the CONTRACTING PARTIES are referred to as “Parties”;

WHEREAS

- the Parties entered into on July 1, 2004, an agreement on a turnkey lump sum basis for the supply and implementation by the CONTRACTED PARTIES of all new equipment, software, new services and materials composing GSM Network CORE (“CORE”);

- the CONTRACTING PARTIES publicly announced their intention of expanding the CORE capacity, through “Request for Proposal” – RFP GSM/ GPRS/ EDGE (“RFP”), as of December 1, 2004, and in view of various amendments to this document and aiming at avoiding any further discussion as to the Parties’ rights and obligations, on February 25, 2005, the MINUTES OF THE MEETING (“MINUTES”) (Attachment I), was executed containing all the information related to the network expansion, which now fully replaces for all effects the RFP;

- the CONTRACTED PARTIES submitted on March 1, 2005, according to the MINUTES

(Attachment I) a Proposal to expand CORE capacity– Proposal 4035 Review G (“PROPOSAL”) (Attachment II), which contains a List of Unit Prices (“LUP”) of equipment, materials, software and services to be acquired for GSM Network CORE expansion of the CONTRACTING PARTIES;

The Parties hereby agree to enter into this Supply and Rendering of Services Agreement (“AGREEMENT”), which shall be governed by the applicable regulations and by the following clauses and conditions:

CLAUSE 1 - DEFINITIONS

1.1 The definitions employed in this AGREEMENT are those included in the MINUTES (Attachment I), of applicable laws (as defined in clause five) and those identified in Attachment III (“DEFINITIONS”). In the case of any disagreements as to the meaning of the definitions herein, the definitions established in the governing laws shall prevail.

CLAUSE 2 – SUBJECT- MATTER

2.1 The subject-matter of this AGREEMENT is the supply and implementation, by the CONTRACTED PARTIES to the CONTRACTING PARTIES, of all parts, new equipment, software, new services and materials to extend CORE capacity, as specified in the MINUTES (Attachment I) and in the PROPOSAL (Attachment II).

     2.1.1 The expansion GSM Network CORE capacity shall be carried out by issuing Purchase Orders (“PO’s”) by the CONTRACTING PARTIES, which shall occur as follows:

     2.1.1.1 the CONTRACTING PARTIES, shall send to the CONTRACTED PARTIES the technical parameters related to the expansion of CORE capacity (“Basic Assumptions”);

     2.1.1.2 the CONTRACTED PARTIES shall send to the CONTRACTING PARTIES, an Interim Project of Implementation (“IPI”), which shall contain the breakdown of equipment, material, software and services necessary to comply with the Basic Assumptions provided, in accordance with the items provided for in LUP attached to the PROPOSAL (Attachment II);

     2.1.1.3 In the event of CONTRACTING PARTIES’ agreement in relation to IPI, they shall issue PO to effect the acquisition. The PO shall be accepted by the CONTRACTED PARTIES, observing the procedure provided for in clause 28. As from such acceptance, the Implementation Schedule provided for in PROPOSAL shall take effect (Attachment II).

     2.1.1.4 The PO’s may not be altered, reduced or re-scheduled by neither Parties, unless this is commonly agreed upon.

2.1.2. The PO’s shall be attached hereto for all legal purposes.

2.2. The CONTRACTED PARTIES hereby irrevocably and irreversibly undertake joint liability for the timely and proper compliance with all the obligations indistinctly ascribed to the CONTRACTED PARTIES by this AGREEMENT.

CLAUSE 3 – PROJECT AND LOCAL CONDITIONS

3.1 The preparation of Interim Implementation, Dimensioning and Installation Projects shall be fully and exclusively the responsibility of the CONTRACTED PARTIES. The corresponding price for the preparation of these projects is budgeted in LUP contained in the PROPOSAL (Attachment II).

3.2 The CONTRACTED PARTIES ensure that the Implementation, Dimensioning and Installation Projects shall meet the Basic Assumptions provided by the CONTRACTING PARTIES and the term for implementation included in the Implementation Schedule attached to the PROPOSAL (Attachment II).

3.3 Pursuant to the provisions of items 3.1 and 3.2, the CONTRACTED PARTIES shall have no right to any complaint, indemnification, claim for additional payment, or claim regarding the characterization of extraordinary service, including for the purpose of justifying delays or extensions of the deadlines agreed upon in the agreement, due to alleged project errors or due to difficulties or disruptions of any nature related to the existing conditions at the installation site, except for the availability of infrastructure and transmission, under the responsibility of the CONTRACTING PARTIES.

CLAUSE 4 – GOVERNING LAW

4.1 In the execution and interpretation of this AGREEMENT, all the regulations that govern the Personal Mobile Service, whether they be laws, decrees, administrative acts, instructions, or resolutions, among others, shall be taken into account, complied with and applied by the CONTRACTED PARTIES, regardless of whether or not any reference is made to them herein and/or in the documents attached to this AGREEMENT.

4.2 Without prejudice to compliance with and fulfillment of the other rules issued by the National Telecommunications Agency – ANATEL (Agência Nacional de Telecomunicações), any unit of certified products that may come to be supplied by the CONTRACTED PARTIES to the CONTRACTING PARTIES shall carry an identification plate in a visible spot, with the name of the manufacturer and the address of the supplier. When the product is imported, the sign shall also contain the name and address of the supplier in the country. All certified products that use radioelectric frequency, in addition to the above requirement, shall bear the following message: “This product can only go into operation once its operating license, issued by the appropriate technical body of the Ministry of Communications, has been obtained.”

CLAUSE 5 – DOCUMENTS INCLUDED

5.1 For all legal purposes and effects, this AGREEMENT comprises the documents listed below, as if they were transcribed herein. These documents hereinafter shall be referred to as Included Documents.

Attachment I	MINUTES OF THE MEETING dated 2/25/2005
Attachment II	PROPOSAL G 4035 REVIEW G (including LUP)
Attachment III	DEFINITIONS
Attachment IV	ENDER USER STATEMENT

5.2 Should there be any discrepancy between this AGREEMENT and the documents that it comprises, the following order shall prevail:

(a) AGREEMENT

(b) MINUTES OF THE MEETING (Attachment I)

(c) PROPOSAL G 4035 REVIEW G, including LUP (Attachment II)

(d) DEFINITIONS (Attachment III)

(e) ENDER USER STATEMENT (Attachment IV)

CLAUSE 6 - PRICE

6.1 The total estimated amount of this present AGREEMENT for the supply and implementation of expansion of CORE capacity shall be seventy-two million, five hundred, ninety-eight thousand, eight hundred and seventy-one Reais (R$72,598,871.00) .

     6.1.1 The total estimated amount indicated in item 6.1, above, was calculated based on the unit value and the quantity of equipment, materials, software and services, which may be supplied and/or provided during the effectiveness hereof. The amount set forth herein is merely an estimate, which may vary downwards, upon discretion of the CONTRACTING PARTIES, considering the issue of PO’s, however, maintaining unaltered the unit prices included in LUP provided for in PROPOSAL (Attachment II) and other conditions set forth herein, not being incumbent upon the CONTRACTED PARTIES any rights to indemnification or compensation, should the amount provided for item 6.1 above be not reached, regardless of the reason.

6.2 The price stated in LUP of the PROPOSAL (Attachment II) includes, in addition to the CONTRACTED PARTIES’ profit, all direct costs (materials, labor, administration, social charges,

labor charges and taxes, among others) and indirect costs (charges, insurance, taxes, customs duties and expenses, operational transport expenses, the transport of materials, products and people and their respective insurance, packaging, bed and board, airfares, bus fares, local travel, food, equipment, tools, and consumable goods, among others) incurred or to be incurred by the CONTRACTED PARTIES in order to supply and implement CORE, its being inadmissible, under any circumstances and regardless of the reason, that any additional amounts be charged by the CONTRACTED PARTIES.

     6.2.1 The PARTIES acknowledge that the direct or indirect costs described above may undergo some fluctuation after this AGREEMENT has been accepted by the CONTRACTED PARTIES and while it is being performed, due to foreseeable events such as the need to substitute materials or use of alternative means of production, project adjustments, the CONTRACTED PARTIES undertaking to bear the risk for these fluctuations and the ensuing added costs, observing the provisions in item 8.6. So that no doubts may arise as to the foreseeability of certain events, the following are hereby classified as foreseeable, in addition to the aforementioned items:

(i) strikes of the CONTRACTED PARTIES’ personnel or of companies subcontracted by them;

(ii) acts of God and meteorological phenomena typical of the time or place where the services are being rendered, such as landslides, storms, and flooding, among others; except when such acts cause electric discharge, harming equipment, due to CONTRACTING PARTIES’ improper network facilities.

(iii) delays in the imports of equipment and customs clearance.

6.3 The CONTRACTED PARTIES guarantee that, for a four (4) year period of time as from the signing of this AGREEMENT, the prices listed in the LUP attached to the PROPOSAL (Attachment II) shall be maintained as the maximum pricing values to be practiced to the CONTRACTING PARTIES, observing the provisions in items 6.5 and 6.6 below. In the event of discrepancy between prices provided for in LUP attached to the Core Agreement executed on 7/1/04 and prices referring to the same items supplied in LUP attached to the PROPOSAL (Attachment II), the lowest shall prevail, except for the prices related to services, which shall be always negotiated in good faith by the Parties.

     6.3.1 Should the CONTRACTED PARTIES refuse to maintain the maximum amounts agreed upon, the CONTRACTING PARTIES shall be entitled to charge in court from the CONTRACTED PARTIES the amounts spent in excess, and this AGREEMENT constitutes together with the respective invoice, an extrajudicial enforcement instrument

6.4 The base date for the unit prices shown on the LUP is 1/1/2005.

6.5 The relative price of the equipment, materials, and software to be imported, as provided for in the PROPOSAL (Attachment II) and price in reais, related to the portion equal to sixty per cent (60%) of domestic materials and equipment that have imported input (HWL/I) shall be adjusted only when the variation between the U.S. dollar exchange rate and the rate of the day prior to the billing, published by SISBACEN PTAX 800 Option 5 is higher than five per cent (5%). For the purposes of determining such variation, the U.S. dollar exchange rate at the amount of two, six five eight seven (R$2.6587) shall be taken into account.

6.6. The relative price of materials, equipment (HWL/I) and domestic services (SERVL) and the portion equivalent to forty per cent (40%) of materials and equipment with inputs imported (HWL/I), expressed in the LUP in domestic currency (R$) above, shall be adjusted after one-year periods, the adjusted amount being valid for the one-year period subsequent to adjustment, by applying the following formula:

I = 0.90 X (I1- I0) / I0

Where:

I= Sought adjustment index.

I0= Initial index concerning the cost index corresponding to the base date, 12/1/2004.

I1= Same index concerning the month immediately prior to the foreseen adjustment month, i.e., the 12th, 24th, and 36th months after the month on which this AGREEMENT shall be signed, and so forth.

(i) The adjustment established in this item shall only apply to billings after the twelfth (12th) month after the signing of this AGREEMENT.

(ii) The index to be adopted shall be the Economic Index / IGP- DI (General Price Index - Internal Availability), column 2, published by the Conjuntura Econômica magazine of Fundação Getúlio Vargas or, in its absence, any similar index that may come to replace it.

(iii) The coefficient calculated through the adjustment formula shall be worked out up to the third decimal, the other ones being disregarded.

(iv) Should the law come to allow a reduction in the frequency of adjustment, the PARTIES may negotiate a new adjustment period, to be considered for the purposes of this AGREEMENT.

6.7 The equipment, materials, software and services, including those related to Projects and software support and repair of boards, shall be invoiced by Network Element.

CLAUSE 7 – PAYMENT TERMS

7.1 Payments shall only be made after the occurrence of each event, according to the Schedule outlined below and subsequent items, except for the payment related to the software support and repair of boards services (Warranty Extension) and additional licenses, which shall occur as provided for in item 7.1.1. and 7.1.2:

Event	Physical Event	Value
1	Delivery of all of the equipment, materials and software and start on Site of installation services of respective Network Element, as per definition included in Attachment III.	Seventy per cent (70%) of the invoices of respective Element.
2	Issuance of the Statement of Initial Acceptance of respective Network Element or its Commercial Activation.	Twenty per cent (20%) of the invoices of respective Element.
3	Issuance of the Statement of Final Acceptance of respective Element.	Ten per cent (10%) of the invoices of respective Element.

     7.1.1 The payments for the software support and repair of boards services (Warranty Extension) shall be made on a quarterly basis, in installments corresponding to three twelfths (3/12) of price fixed in the PROPOSAL (Attachment II), as from the issuance of corresponding PO.

     7.1.2 The payments of additional licenses shall be made within thirty (30) days as from the issuance of the Invoice.

7.2 The payments shall be made in accordance with the payment timetable above either on the thirtieth (30th) day following acceptance of the corresponding physical event or on the twentieth-fifth (25th) day following submission to the CONTRACTING PARTIES of the invoice, in two (02) copies of like tenor, the latest of the two dates being the prevailing payment date, subject to the provisions of Clause 9.

7.3 The payments shall be subject to discharging all obligations undertaken and/or resulting from this AGREEMENT, the CONTRACTING PARTIES being required to deposit the amount owed directly into the bank accounts indicated by the CONTRACTED PARTIES, the respective payment slips being valid as payment receipts.

7.4. The CONTRACTED PARTIES shall provide all the support necessary to make feasible the bank loan destined to the CORE expansion. Should at the moment of payment of event 1 provided for in item 7.1 above, the CONTRACTING PARTIES have not entered into a loan agreement, for any reason whatsoever, the CONTRACTED PARTIES agree that the payment term of event 1 provided for in item 7.2 above referring to the amounts due only by AMAZÔNIA shall be extended for more thirty (30) days, therefore, on the sixtieth (60th) day after the occurrence of the corresponding physical event (event 1). The payment terms of other events shall be those set forth in item 7.2 above.

7.5 Payments shall be made on working Mondays, Wednesdays or Fridays. Payments falling due on other days of the week shall be paid on the immediately subsequent working Monday, Wednesday or Friday, as appropriate, at no extra cost to the CONTRACTING PARTIES.

7.6 The CONTRACTED PARTIES shall, when issuing receipts or invoices, ensure these documents are correctly filled in. They shall mandatorily include the number of the AGREEMENT, the identification of the installment to be paid, the rates of applicable taxes and their respective amounts, a detailed list of the materials and equipment supplied and the registration code(s) for the equipment at BNDES/FINAME, as applicable.

7.7 The CONTRACTING PARTIES, should there be any credits in its favor resulting from fines or damages caused by the CONTRACTED PARTIES in connection with this AGREEMENT, may at its discretion deduct these amounts from the payments disbursed to the CONTRACTED PARTIES, as of the issuance of the Statement of Initial Acceptance and/or of the Statement of Final Acceptance, as appropriate, subject to prior notice in writing to the CONTRACTED PARTIES.

7.8 The CONTRACTED PARTIES reserve themselves the right to suspend activities resulting from this AGREEMENT thirty (30) days after the CONTRACTING PARTIES receive an extrajudicial or judicial notice from the former, in the case of unjustified delays in payment in excess of thirty (30) days. This hypothesis does not apply neither to the cases mentioned in items 7.7 above, nor to those cases described in this AGREEMENT where failure of the CONTRACTING PARTIES to pay is expressly authorized and justified.

7.9 Concerning past-due payments, where the AGREEMENT or the law lacks provisions justifying non-payment, the CONTRACTED PARTIES shall have the right to charge interest on overdue payment from the CONTRACTING PARTIES, at the rate of one per cent (1%) per month, plus monetary indexation based on the IGP-DI general price index up to the date on which payment actually occurs, other than in those cases stipulated herein that expressly eliminate the occurrence of monetary indexation.

7.10 The CONTRACTED PARTIES may neither assign nor pledge to third parties the amounts to which they are entitled under this AGREEMENT without prior authorization to do so from the CONTRACTING PARTIES.

CLAUSE 8 – TAXES AND SOCIAL SECURITY CONTRIBUTIONS

8.1 Regarding the National Social Security Institute – INSS, the Parties shall comply with Law 9,711/98 and regulatory instruction 100/2003, as well as with the amendments introduced by IN105/2004. It is mandatory to specify the Social Security payments, as well as to inform the INSS Specific Registration number (CEI – Cadastro Específico do INSS) and the address of the location in the invoice or receipt for services rendered under the responsibility of the CONTRACTED PARTIES. The CEI number shall be provided by CONTRACTING PARTIES to the CONTRACTED PARTIES, within no later than two (2) business days after the opening of said registration.

8.2 All taxes must also be broken out in each invoice submitted, together with an indication of the tax rate applied or inclusion of the exemption text, as determined by current laws. The amounts concerning supplies of materials and/or of equipment of their own or of third parties, indispensable for the CONTRACTED PARTIES to carry out their services shall be indicated in each invoice submitted, under the penalty of taxes due being withheld for the full amount of the fiscal document.

8.3 Responsibility for opening and discharging CEI registration lies with the CONTRACTING PARTIES, should they understand this is necessary, as per applicable laws. However, the CONTRACTED PARTIES shall be responsible for preparing, organizing and submitting to the CONTRACTING PARTIES all the documentation required by the INSS for clearance of work sites, including of subcontracted parties.

8.3.1 The documents to be presented shall either be the original ones or certified copies thereof, collected and organized in the form of a DATA BOOK, by CEI registration number, to be submitted within fifteen (15) days, at most, of the completion of the work at a given site.

8.3.2 Should the CONTRACTED PARTIES fail to submit the aforementioned documentation by the established deadline, the CONTRACTING PARTIES shall hereby be authorized to withhold fifty per cent (50%) of the value of the subsequent payment due according to the agreement, by means of notice or notification, which percentage shall only be released by the CONTRACTING PARTIES once the requested documents have been properly submitted.

8.3.3 Should the CONTRACTED PARTIES use the same insured parties to service several contracting companies, alternately, during the same time period, they shall be exempt, pursuant to article 171 and the sole paragraph of INSS Regulatory Instruction no. 100/03, from preparing distinctive Payroll and Payment Forms for the Severance Indemnity Fund for Employees and Information for Social Security (GFIP – Guia de Recolhimento do Fundo de Garantia por Tempo de Serviço e Informações à Previdência Social), provided that this situation is duly evidenced, the CONTRACTED PARTIES being the only ones responsible for said information.

8.3.4 Should application of the provisions described in item 8.3.4 above come to be questioned by INSS inspections, making it impossible for the CONTRACTING PARTIES to discharge CEI registration, the CONTRACTED PARTIES shall be entirely responsible for any costs or damages ensuing from this situation, including the payment of possible fines that said inspection might levy from the CONTRACTING PARTIES.

8.4 Regarding the Tax on Services of Any Nature (ISSQN – Imposto Sobre Serviços de Qualquer Natureza), the CONTRACTING PARTIES shall comply with the municipal laws of the places where the services are actually rendered, regardless of what is stated in the laws of the municipality in which the service provider is headquartered. In relation to the services provided for in this AGREEMENT, the site of services rendered is each Site.

8.5 The CONTRACTING PARTIES, when it is the withholding party, shall pay the taxes mandated by the laws currently in force and the CONTRACTING PARTIES are hereby authorized to discount these amounts from the amounts they shall owe the CONTRACTED PARTIES by force of this AGREEMENT.

8.6 After a three-(3) month period as from the signature of this AGREEMENT, the Parties agree to review the prices listed in the LUP should any taxes, charges and tax contributions be created, changed or eliminated, provided that this is shown to affect the prices agreed to herein and set out in the LUP, as from the effectiveness of legal provisions to introduce such modifications.

8.7 Notwithstanding the payment terms agreed to in their specific clause, all fiscal documents concerning services rendered by the CONTRACTED PARTIES shall be issued and delivered to the facilities of the CONTRACTING PARTIES by the twentieth (20th) day of the month in which the respective invoice or receipt is issued, so as to allow the CONTRACTING PARTIES to pay the appropriate taxes within the timeframe established by law.

CLAUSE 9 - DEADLINE

9.1 This present AGREEMENT shall take effect as from the date of its signature, legally expiring on 3/31/2006, or on the date the CONTRACTED PARTIES comply with all their obligations stemming or arising herefrom, observing the assumptions of survival of clauses, expressly provided for herein.

9.2 The Parties agree that the maximum terms for the supply and implementation of expansion of CORE capacity to be made as from the acceptance of each PO shall be those provided for in the Implementation Schedule included in the PROPOSAL (Attachment II).

9.2.1 The deadlines stipulated in the Schedules attached to the PROPOSAL (Attachment II) only may be extended by means of Agreement Addendum and in the following cases:

a) temporary suspension of the service by direct order of the CONTRACTING PARTIES, in writing, for reasons that cannot be imputed to the CONTRACTED PARTIES, pursuant to Clause 12. In this case, the CONTRACTING PARTIES shall refund the CONTRACTED PARTIES for the direct costs incurred by the latter as a result of and for the time period during which the suspension remains in effect. The CONTRACTING PARTIES shall not be responsible for paying the CONTRACTED PARTIES for loss of profits by force of suspension.

b) act of God or force majeure, duly evidenced by the CONTRACTED PARTIES, pursuant to the provisions of Clause 17. In this case, each PARTY shall bear the cost of its own losses for the period during which the extension remains in effect.

c) non-availability due to failure imputable only to the CONTRACTING PARTIES to provide a suitable environment for implementation of the CORE required for the performance of the subject-matter hereof, as per item 11.1 (b). In this case, the CONTRACTING PARTIES shall refund the CONTRACTED PARTIES for the direct costs incurred by the latter as a result of failure to make the environment available, and for as long as this situation persists. The CONTRACTING PARTIES shall not be responsible for paying the CONTRACTED PARTIES for loss of profits as a result of the extension.

9.3 The potential extension granted in the cases mentioned in item 9.2.1 above shall correspond to the number of days of delay that actually occur and shall only be applied to the services that are evidenced to have been hindered by the delay.

9.4 The following shall not justify falling behind schedule in the performance of any of the services: the fact that the CONTRACTING PARTIES may totally or partially reject any of the services and/or materials executed and/or employed if they do not correspond to the requirements, obligations and conditions of this AGREEMENT. Similarly, eventual suspension of services determined by the CONTRACTING PARTIES’ inspection in case of irregularities being identified, as per Clause 12, shall not be accepted as justification for falling behind schedule.

CLAUSE 10 – OBLIGATIONS OF THE CONTRACTED PARTIES

10.1 In addition to the other obligations described herein, the CONTRACTED PARTIES shall jointly:

(a) Fulfill the Implementation Schedule that is part of the PROPOSAL (Attachment II) as well as other obligations included herein and in the other Attachments;

(b) Prepare and deliver to the CONTRACTING PARTIES, by the fifteenth (15th) day of the subsequent month, a DATA BOOK containing a copy of the documents listed below, regarding performance of the services during the previous month, under penalty of suspending the payments possibly due to the CONTRACTED PARTIES by the CONTRACTING PARTIES for the services that concern the respective Site, as defined herein, and of becoming liable to the fine set out in item 14.1 (ii), should the CONTRACTED PARTIES fail to solve the irregularities of the documentation within thirty (30) days as from receipt of a notice to this effect from the CONTRACTING PARTIES. Alternatively, the aforementioned DATA BOOK may be requested by the CONTRACTING

PARTIES, solely at its discretion, whenever the latter regards it as necessary, within a timeframe that shall be reasonably set in a notice to the CONTRACTED PARTIES on this matter.

(i) Tax Payment Form for the Tax on Services (ISS – Imposto sobre Serviços), paid in the municipality in which the services are rendered, except in the cases in which Municipal Law transfers to the CONTRACTING PARTIES the obligation of withholding the Tax on Services and consequently of paying it;

(ii) Tax Payment Form for Withholding Income Tax, when it occurs;

(iii) Payment Form for Social Security Contributions;

(iv) Payment Form for the Contributions to the Severance Indemnity Fund for Employees (FGTS – Fundo de Garantia de Tempo de Serviço);

(v) Payment Forms for the Union, Assistance and Confederation Contributions - General Registry of Unemployed People (CAGED – Cadastro Geral de Desempregados);

(vi) Proof of delivery of Individual Protection Equipment (EPI – Equipamentos de Proteção Individual), to be supplied to the staff and personnel of its subcontractors;

(vii) List of the people who worked in the month to which the report applies, under the responsibility of the CONTRACTED PARTIES and of its subcontractors;

(viii) Employee Registration Card (FRE – Ficha de Registro de Empregados), admittance and periodical examination of the employees hired by the CONTRACTED PARTIES and by its subcontractors during and for the execution of the services that are the subject-matter of this AGREEMENT;

(ix) Employee Contract Termination and dismissal examination; and

(x) Monthly report showing the number of employees of the CONTRACTED PARTIES and its subcontractors by number of hours worked, number of accidents with and without leave of absence, with a copy of the Occupational Accident Communication (CAT – Comunicação de Acidente do Trabalho) and proof of payment of the Occupational Accident Insurance (SAT – Seguro de Acidente do Trabalho).

(c) Deliver to the CONTRACTING PARTIES a copy of all the original documentation that makes up the aforementioned DATA BOOK at the expiration of this AGREEMENT;

(d) Only subcontract the services covered by this AGREEMENT with previous approval of the CONTRACTING PARTIES, pursuant to Clause 27. In this case, the aforementioned documents (DATA BOOK) should be supplied by the subcontracted company, the CONTRACTED PARTIES continuing to be the sole parties responsible for supplying to the CONTRACTING PARTIES all elements covered by this AGREEMENT;

(e) Ensure that all its employees and the employees of the subcontractors are duly registered, in accordance with the laws currently in effect, undertaking, furthermore, to keep all legal obligations pertaining to the activities carried out by their employees up to date, including those of a labor nature and related to social security;

(f) Ensure that appropriate security measures are taken to avoid accidents and that all the work carried out is executed in accordance with the appropriate occupational safety and health laws, regardless of whether the work is being carried out by the CONTRACTED PARTIES themselves or subcontracted by them;

(g) Replace their employees, at any time, should the CONTRACTING PARTIES so request, provided there is evidence of inadequate employee performance, the CONTRACTED PARTIES being held responsible, furthermore, for all costs resulting from the replacement;

(h) Adequately protect the assets of the CONTRACTING PARTIES and of third parties, ensuring the conservation and maintenance of its facilities, equipment and materials. During the process of supplying and installing the equipment hereby agreed to, the CONTRACTED PARTIES and its employees or third parties under their responsibility shall also comply with the standards that concern the use and conservation of the CONTRACTING PARTIES’ facilities under penalty of payment for damages caused;

(j) To maintain in Brazil, throughout the period of validity of this AGREEMENT, a workshop for the replacement of circuit boards and components, so as to ensure that all the parts sent for repairs by the CONTRACTING PARTIES be returned by the CONTRACTED PARTIES within sixty (60) days at most, both for locally manufactured and imported equipment;

(k) Supply CORE capacity expansion, in compliance with the rules published by the Ministry of Communications, by ANATEL and by other public administration offices, including, but not limiting to those that concern the Personal Mobile System (SMP – Sistema Móvel Pessoal), where materials, software, services and equipment are concerned, bearing all the costs provided for in each PO, until the commercial activation of each Network Element or the issue of the respective Statement of Initial Acceptance, which occurs first;

(l) Inform the CONTRACTING PARTIES, on a weekly basis, of the progress of the services under contract, in accordance with the Implementation Schedule, showing how events are progressing, an analysis of possible deviations from the schedule and measures taken to recover deadline, including with regard to services carried out by those sub-contracted, as applicable;

(m) Provide, at any time, the information required by the CONTRACTING PARTIES on the process of supplying the subject-matter of this AGREEMENT and on the Implementation Schedules established in the PROPOSAL (Attachment II), containing the details necessary for keeping track of timing well and reliably;

(n) Provide the CONTRACTING PARTIES with a copy of the insurance policies taken out in the name of the CONTRACTED PARTIES, pursuant to Clause 21, as well as the proof of payment of their respective premiums;

(o) Appoint a Project Manager to interact with the Project Manager appointed by the CONTRACTING PARTIES, fully managing the obligations of the CONTRACTED PARTIES and of the subcontracted parties. The Project Manager shall: a) have full knowledge of the entire context of the Projects; and b) have the authority to make day-to-day decisions concerning the Project and the respective staff;

(p) Fulfill, observe, respect, comply and ensure compliance with all laws currently in force concerning the protection and conservation of the environment, as well as the internal recommendations, procedures, standards and policies of the CONTRACTING PARTIES;

(q) Guarantee safe warehousing and storage, as well as the prompt removal or elimination of any residues eventually generated, whether or not within the scope of this AGREEMENT, with a view to full compliance with the environmental protection laws currently in force;

(r) Protect the CONTRACTING PARTIES from any judicial and/or administrative claims to which the CONTRACTED PARTIES and parties associated to it may give rise and that, in any way, result from the legal relation between the contracting parties, bearing the full responsibility and burden resulting therefrom and undertaking, moreover, to formally request, vis à vis the appropriate authorities, that the CONTRACTING PARTIES be exempted from liability for the claim or replaced in connection with it. Should the CONTRACTING PARTIES come to face any claims against it, the CONTRACTED PARTIES shall undertake to refund all the costs that the CONTRACTING PARTIES may come to incur as a result of such claims, after res judicata, including, with regard to costs, the full amount of the attorney’s fees that the CONTRACTING PARTIES may come to disburse to defend its interests, as well as the fees for experts and accountants or for any expenses incurred in connection with the investigation, defense, maintenance, preservation or execution of any of the rights described herein, regardless of when the claims are made, pursuant to the provisions of item 14.3 herein;

(s) Ensure that the materials and equipment (hardware and software) supplied are in compliance with the internationally interoperation standards; and

(t) Provide the CONTRACTING PARTIES with all the support necessary for the feasibility of bank loan destined to CORE expansion.

CLAUSE 11 – OBLIGATIONS OF THE CONTRACTING PARTIES

11.1 In addition to the other obligations described herein, the CONTRACTING PARTIES shall:

(a) Pay the payments owed to the CONTRACTED PARTIES, as per Clause 7;

(b) Make available to the CONTRACTED PARTIES a suitable environment for the implementation of CORE, as described in the MINUTES (Attachment I) for the implementation of CORE capacity expansion;

(c) Allow access to all the sites belonging to the CONTRACTING PARTIES, twenty-four (24) hours a day, three hundred and sixty-five (365) days a year, by means of supply by the CONTRACTED PARTIES of a list of personnel who shall have access to the site, together with the respective documentation. The deadlines for the sites owned by third parties shall be previously negotiated with the CONTRACTING PARTIES;

(d) Appoint a Project Manager, during the process of supplying CORE capacity expansion, to interact with the Project Manager of the CONTRACTED PARTIES, who shall have: a) full knowledge of the entire context of the Project; and b) full authority to make day-to-day decisions concerning the Project and the respective personnel;

(e) Inform the CONTRACTED PARTIES, in writing, of the reasons that motivated possible rejection of equipment and/or services delivered.

(f) Provide the CONTRACTED PARTIES with the technical information necessary to prepare the Projects aiming the interface with other Systems of the CONTRACTING PARTIES, as long as this information is reasonably requested;

CLAUSE 12 – INSPECTION OF PERFORMANCE OF THE AGREEMENT

12.1 The CONTRACTING PARTIES and its employees, agents or representatives shall always have the right to inspect the performance of the CONTRACTED PARTIES under this AGREEMENT, but this in no way shall exempt the latter from full and exclusive responsibility or diminish said responsibility for the services rendered and the materials/equipment supplied.

12.2 The CONTRACTING PARTIES has the right to decide that part or even all PO shall be suspended, by means of an extrajudicial or judicial notice to the CONTRACTED PARTIES. This suspension shall not exempt the CONTRACTING PARTIES from their financial obligations regarding the CONTRACTED PARTIES in connection with equipment delivered and services rendered, provided that these have been accepted or commercially activated by the CONTRACTED PARTIES, pursuant to item 7.1 herein.

12.3 If suspension is decided upon because CORE capacity expansion implementation or supply is not in compliance with the terms hereof or with the governing laws and regulations, and should the CONTRACTED PARTIES fail to solve the irregularities found within the timeframe determined by the CONTRACTING PARTIES, thereby jeopardizing fulfillment of the Implementation Schedule that is part of the PROPOSAL (Attachment II), the CONTRACTING PARTIES may terminate this AGREEMENT, pursuant to Clause 29, in which case the CONTRACTED PARTIES shall have no right to any indemnification, being entitled merely to receive payment for equipment delivered and services rendered up to the date on which termination is announced, as long as same has been accepted or commercially activated by the CONTRACTED PARTIES, as provided for in item 7.1 hereof, without prejudice of application by the CONTRACTING PARTIES of penalty outlined in item 14.1 (i).

CLAUSE 13 – PERFORMANCE TESTS AND ACCEPTANCE OF THE SERVICES

13.1 While the AGREEMENT is being performed, the CONTRACTING PARTIES may choose between monitoring the acceptance tests in the field or working with reports concerning the testing carried out, issued by the CONTRACTED PARTIES.

13.2 Once all supply and services have been implemented and CORE capacity expansion provided for in each PO, the CONTRACTED PARTIES shall notify the fact to the CONTRACTING PARTIES of this in writing and within no later than three (3) days as from the receipt of this notice, the CONTRACTING PARTIES shall authorize the start of performance tests in each Network Element. The tests shall be carried out jointly with the CONTRACTED PARTIES and shall ensure that any equipment, systems or individual subsystems shall be in compliance with all specifications provided for in the MINUTES (ATTACHMENT I).

13.3 Once concluded the implementation of each Network Element, the CONTRACTING PARTIES shall verify if the services are in order and executed in accordance with the setting of conditions of this AGREEMENT. In the event of not detecting any irregularity in accordance with test procedures, the CONTRACTING PARTIES shall issue the Statement of Initial Acceptance for each Network Element, as provided for in the MINUTES (Attachment I). Otherwise, the CONTRACTING PARTIES shall prepare a List of Pending Matters, and the CONTRACTED PARTIES shall be notified in order to correct the imperfections listed, undertaking to immediately start the repairs and/or supplement required.

13.3.1 For the event of expansion of Network Element, where there is no supply of new Element, the commercial activation of said Element shall mean the tacit issue of Statement of Initial Acceptance. In this case, upon the commercial activation, the CONTRACTING PARTIES shall prepare a List of Pending Matters, and the CONTRACTED PARTIES shall be notified in order to immediately correct the imperfections listed as condition to issue the Statement of Final Acceptance.

13.4 Once elapsed the ninety-(90) day term after the issuance of the Statement of Initial Acceptance of each Network Element, and once remedied all the defects and/or irregularities, the CONTRACTING PARTIES shall issue for each Element, the Statement of Final Acceptance, as provided for in the MINUTES (Attachment I), always observing the ten-(10) running day term after the solution of last pending matter to issue said Statement.

13.4.1 For the assumption of expansion of the Network Element, where there is no supply of a new Element, the Statement of Final Acceptance shall be issued by the CONTRACTING PARTIES after the thirty-(30) day term as from the issuance of the Statement of Initial Acceptance or Commercial Activation, provided that all defects and/or irregularities have been remedied within such term. For the issuance of this Statement the ten-(10) running day term shall always be observed after the solution of the last irregularity.

CLAUSE 14- PENALTIES

14.1 Should the CONTRACTED PARTIES incur in a breach of any of the provisions hereof, or of any of the legal and regulatory provisions which govern this AGREEMENT, the CONTRACTING PARTIES may, at its discretion, require that the following penalties be applied, without prejudice to responsibility for damages and losses, as applicable:

(i) a fine, of a non-compensatory nature, for delay in execution by the CONTRACTED PARTIES of the events listed in the Implementation Schedule included in the PROPOSAL (Attachment II), calculated through the following formula and limited to the sum of all PO’s amounts related to each Network Element past due:

M =( 0.0033 x A) x P

Where:

M = value of the fine

A = delay in number of days

P = sum of all PO’s referring to the Network Element pas due.

(ii) a fine, of a non-compensatory nature, of one per cent (1%) of all PO’s global amount referring to the Network Element, in which occurred the failure to comply due to delay in the Implementation Schedules, the fine of which shall be that one set forth in item (i) above. For the purposed of applying the fine described in this item (ii), the CONTRACTING PARTIES shall notify the CONTRACTED PARTIES so that they shall, within five (5) running days at most, initiate the procedures for regularization of the non-performance pointed out or, within the same timeframe, submit their formal defense. Should defense be presented, the CONTRACTING PARTIES shall analyze whether the justifications presented hold the CONTRACTED PARTIES harmless from responsibility. If the defense is rejected, the CONTRACTING PARTIES shall communicate to the CONTRACTED PARTIES the reasons for which it rejected their defense. As from receipt of the notice of rejection of the defense, the CONTRACTED PARTIES shall have twenty-four (24) hours to begin the regularization of their failure to comply with and shall be obliged to complete the services within the timeframe determined by the CONTRACTING PARTIES on the basis of the principles of good faith and reasonableness. Should the CONTRACTED PARTIES fail to take appropriate measures and to complete the services by the set deadline, the fine shall apply.

14.2 Should ANATEL impose a fine upon the CONTRACTING PARTIES for nonfeasance of the terms of the authorization or the regulations governing the Personal Mobile Service (SMP – Serviço Pessoal Móvel) and this situation results solely from the CONTRACTED PARTIES’ failure to perform their obligations properly and in a timely fashion pursuant to this AGREEMENT, the CONTRACTED PARTIES shall indemnify the CONTRACTING PARTIES for the amount levied by ANATEL, in accordance with the procedure outlined in item 14.3 below, without prejudice to other damages and losses that may come to be incurred by the CONTRACTING PARTIES, subject to the limitations described in item 15.1.

14.3 Should the CONTRACTING PARTIES come to be summoned, notified or charged as a result of the CONTRACTED PARTIES or their subcontractors having failed to comply with any of their tax, social security, environmental or labor obligations, or with any obligations of any other nature pursuant to this AGREEMENT, the CONTRACTED PARTIES shall undertake to refund the amount paid, accrued of interest rates, fines and other applicable charges, including attorney’s fees to be reimbursed within no later than seven (7) days as from the date of written communication from the CONTRACTING PARTIES to the CONTRACTED PARTIES, payment to be made by means of a deposit into the CONTRACTING PARTIES’ account 762.200 -7 at Banco do Brasil, branch number 3308-1, held by the CONTRACTING PARTIES. This reimbursement shall only be owed after final administrative decision. The CONTRACTED PARTIES shall be notified in writing upon the summons, notification or charge within no later than three (3) days as from its receipt so that they are able to help the CONTRACTING PARTIES in the preparation of the defense to be submitted to the body issuing a given summons, notification or charge, by presenting relevant documents, attempting to clarify matters or demonstrating the discharge of a given obligation.

14.3.1. If any delay occurs in connection with the payments mentioned herein, the CONTRACTED PARTIES shall be liable as from the eighth (8th) day, for a daily fine of one half of one percent (0.5%) on the amount in arrears, regardless of any warning, notice, or judicial or extrajudicial proceedings.

14.3.1.1. Arrears of more than twenty (20) days of the aforementioned payment, as from the date of notice established in item 15.3, shall imply, regardless of any other warning, notice, or judicial or extrajudicial proceedings, in a fine of ten per cent (10%) on the total amount in arrears.

14.3.1.2. Furthermore, in cases in which delayed payment, as described herein, is in arrears by more than thirty (30) days as from the day of the notice, as determined in item 14.3, the CONTRACTED PARTIES expressly authorize the CONTRACTING PARTIES to adopt one of the following possible behaviors, at their discretion:

a) withhold any payments eventually owed to the CONTRACTED PARTIES, based on this or on other agreements, even if the latter were entered into before or after this one, until the CONTRACTED PARTIES have fulfilled the respective obligation;

b) judicially charge the amounts hereby assumed by the CONTRACTED PARTIES, concerning which this AGREEMENT constitutes the extrajudicial document valid for initiation of legal proceedings, pursuant to article 585 of the Code of Civil Procedure.

CLAUSE 15 - RESPONSIBILITIES

15.1 The CONTRACTED PARTIES shall indemnify and hold the CONTRACTING PARTIES and its directors, executives, agents and employees harmless from all complaints, requirements, legal proceedings, damages, costs, expenses, losses or responsibilities resulting from or related to this AGREEMENT, to the extent that these damages are caused by acts or omissions resulting from either involuntary or voluntary guilty conduct of either of the CONTRACTED PARTIES or of their agents, contractors, subcontracted parties, executives or employees or of any party under the responsibility of the CONTRACTED PARTIES, subject to a limit of ten per cent (10%) of the total amount of PO’s issued until the date of damage.

15.2 The CONTRACTED PARTIES shall indemnify and hold the CONTRACTING PARTIES and its directors, executives, agents and employees harmless from any complaint, requirement, legal proceeding, damage, cost, expense, loss or responsibility resulting from death or personal injury (whether of the executives, agents or employees of the CONTRACTING PARTIES or of third parties) resulting from or related to this AGREEMENT, to the extent that the aforementioned injuries or death are caused by acts or omissions resulting from either involuntary or voluntary guilty conduct of the agents, contractors, subcontracted parties, executives or employees or any other party under the responsibility of the CONTRACTED PARTIES, provided the CONTRACTING PARTIES notifies the CONTRACTED PARTIES in writing of all legal proceedings, complaints, damages or claims against the CONTRACTING PARTIES.

15.3 The CONTRACTED PARTIES declare that they are the parties solely and exclusively responsible for entirely complying with the laws of environmental protection currently in force and that they are responsible, among other things, for all damages caused to the environment and/or for the fines, penalties, infraction notices and other notices imposed or levied due to failure to comply with the governing laws.

15.4 The CONTRACTED PARTIES shall reimburse the CONTRACTING PARTIES for all and any expense that the latter may incur in order to promote and/or implement preventive and/or remedial measures concerning possible damage to the environment by the CONTRACTED PARTIES, as well as for the expenses and payments that the CONTRACTING PARTIES may disburse as a result of fines, penalties, infraction notices and other notices imposed or levied by public bodies, without prejudice to the payment of the losses and damages assessed, pleaded by third parties, as provided for in item 15.3 above.

15.5 The CONTRACTED PARTIES acknowledge that the execution of the services described herein may interfere adversely with the operation and functioning of the CONTRACTING PARTIES’ telecommunications network. Thus, the CONTRACTED PARTIES assure the CONTRACTING PARTIES that no interference shall affect the telecommunications services rendered by the CONTRACTING PARTIES to third parties; the CONTRACTED PARTIES shall be responsible for all damages that the CONTRACTING PARTIES may incur in, as a result of possible interruptions or losses in the rendering of services, subject to the limit of ten per cent (10%) of the total amount of PO’s issued until the date of damage.

15.6 The CONTRACTING PARTIES’ responsibility for the losses and damages that it may cause the CONTRACTED PARTIES and/or its subcontracted parties shall be limited to ten per cent (10%) of the total amount of PO’s issued until the date of damage.

CLAUSE 16 – FORTUITOUS EVENTS AND FORCE MAJEURE

16.1 All events that take place during the course of the execution of this AGREEMENT, that are of an unforeseeable nature and that demonstrably interfered with the pace of the work shall be characterized as fortuitous events or force majeure and shall determine exemption from responsibility, such as:

a) wars, military hostilities, acts of terrorism, police actions and others of a similar nature;

b) general strikes or specific sector strikes, with a regional, national or international scope;

c) acts of Nature and other meteorological phenomena of a catastrophic nature, notoriously atypical for the period or the place in question and impossible of being foreseen by the CONTRACTED PARTIES, despite the latter’s experience.

16.2 The CONTRACTED PARTIES shall notify the CONTRACTING PARTIES’ Project Manager, informing him(her) whenever an unforeseeable fact has taken place within, at most, seven (7) business days as from the occurrence of the event, attaching evidence that characterizes the unforeseeability of the event. Failure to deliver such a notice within the stipulated time limit shall serve as evidence that the event did not affect the pace of work and that it cannot be, therefore, characterized as an unforeseeable fact for the purposes of exempting the CONTRACTED PARTIES from responsibility.

16.3 The CONTRACTING PARTIES shall examine the documents submitted by the CONTRACTED PARTIES within no later than seven (7) business days and may request supplementary evidence should it believe that this is required in order to perfectly characterize the event.

16.4 Should the CONTRACTING PARTIES agree that the event was indeed unforeseeable, the CONTRACTED PARTIES shall be exempted from payment of any penalties to the CONTRACTING PARTIES, being entitled, furthermore, to an extension of the deadlines, under the provisions of Clause 9. Each party shall assume and bear its own losses resulting and/or caused by the unforeseeable event.

16.5 Should the CONTRACTING PARTIES fail to agree that an unforeseeable event took place, it shall send the CONTRACTED PARTIES a substantiated expert‘s opinion within no later than seven (7) business days that justify and substantiate its understanding.

16.6 Should the CONTRACTED PARTIES believe that the unforeseeability of the event renders performance of the AGREEMENT overly expensive, they shall be subject to the provisions of article 478 of the New Civil Code and they shall neither be allowed to suspend activities nor to declare the AGREEMENT rescinded, other than through a court order guaranteeing them the right to do so, under penalty of being held responsible for the losses caused to the CONTRACTING PARTIES, observing the limit of responsibility provided for in item 15.1, in addition to being subject to the penalties stipulated herein.

CLAUSE 17 - WARRANTY

17.1 The CONTRACTED PARTIES shall guarantee their equipment (hardware and software) as to its performance and functionality, as well as against all defects, for a period of three (3) months for software and twelve (12) months for hardware, as from the Commercial Activation of each Network Element, guaranteeing, furthermore, that the equipment shall be free of material and manpower defects for the aforementioned period and that it shall comply with the CONTRACTED PARTIES’ specifications.

17.1.1 The prices related to the software and board repairs support services (Warranty Extension) are specified in the LUP attached to the PROPOSAL (Attachment II) and the CONTRACTING PARTIES shall issue PO’s should they intend to acquire it.

17.2 The warranty period for equipment or for parts thereof when repaired or supplied as a replacement, according to this warranty, shall be equal to six (6) months or to the balance of time due up until the end of the twelve-(12) month period of the aforementioned warranty, whichever is greater.

17.3 If under normal and appropriate use during the applicable warranty period a defect or non-

conformity is identified in any equipment supplied by the CONTRACTED PARTIES, they shall take the following measures:

(a) The CONTRACTING PARTIES, upon identifying the defect or non-conformity, shall remove the equipment and send it to the CONTRACTED PARTIES, the CONTRACTING PARTIES bearing equipment transport costs;

(b) The CONTRACTED PARTIES shall repair or replace said equipment, entirely at their discretion;

(c) Following repair or replacement, the CONTRACTED PARTIES shall send the equipment back to the CONTRACTING PARTIES, bearing the equipment transport costs;

(d) Any defective or non-conforming equipment that is replaced, according to this AGREEMENT, shall become the property of the CONTRACTED PARTIES;

(e) Should the CONTRACTED PARTIES choose to repair or replace the equipment at the CONTRACTING PARTIES’ facilities, the CONTRACTED PARTIES shall bear the full costs of the said repair or replacement.

(f) The service of removing and reinstalling equipment that is defective or non-conforming shall be carried out by the CONTRACTED PARTIES, if it calls for specific knowledge not covered in the training program provided by the CONTRACTED PARTIES.

17.4 The CONTRACTED PARTIES ensure availability of spare parts or of functionally equivalent parts for the equipment for a period of eight (8) years as from the end of the said equipment’s warranty.

17.5 The CONTRACTED PARTIES ensure that each piece of equipment supplied to the CONTRACTING PARTIES under this AGREEMENT shall always meet or exceed the capacities mentioned in the MINUTES (Attachment I) and in the PROPOSAL (Attachment II).

17.6 Should the CONTRACTED PARTIES incur in any breach of the warranty stipulated in the above item, the CONTRACTING PARTIES shall notify the CONTRACTED PARTIES, communicating this fact, whereupon the CONTRACTED PARTIES shall have thirty (30) days, as from receipt of the notice, to solve the problem pointed out by the CONTRACTING PARTIES or to offset, in some way, the loss of the capacity defined in the MINUTES (Attachment I).

17.7 Concerning any equipment that ceases to meet the applicable capacity requirements, as stated in the MINUTES (Attachment I) or in the PROPOSAL (Attachment II), the CONTRACTED PARTIES shall supply additional or improved equipment as well as the services required to cause said non-conforming equipment (considered jointly with said additional equipment) to comply with the applicable declared capacities.

17.8 The CONTRACTED PARTIES shall supply said additional or improved equipment and services at their own expense. The CONTRACTED PARTIES shall not issue any invoice to the CONTRACTING PARTIES and the CONTRACTING PARTIES shall not be under the obligation of paying any amount that concerns excess capacity. Title over the equipment and risk of loss regarding any additional equipment delivered in compliance with the above item shall be transferred to the CONTRACTING PARTIES after the Final Acceptance.

17.9 The CONTRACTED PARTIES warrant to the CONTRACTING PARTIES that, for a period of three (3 months as from the Commercial Activation of each Network Element, that each computer program, once delivered, installed and tested by the CONTRACTED PARTIES, shall be free of flaws substantially affecting their use as stated in the CONTRACTING PARTIES’ specifications.

17.10 Regarding computer programs from suppliers other than the CONTRACTED PARTIES, the CONTRACTED PARTIES hereby assign to the CONTRACTING PARTIES all the warranties granted to the CONTRACTED PARTIES by their suppliers. Should the CONTRACTED PARTIES be prevented from assigning said warranties, the CONTRACTED PARTIES themselves shall guarantee the software, pursuant to the item above.

17.11 The CONTRACTED PARTIES warrant the CONTRACTING PARTIES that the services provided by the CONTRACTED PARTIES, covered by this AGREEMENT shall be executed in a careful and professional manner and in compliance with the specifications of the CONTRACTED PARTIES or with any specifications mutually agreed upon for these services, using material that is free of flaws. If, after the Commercial Activation, it is shown that the Services were not executed as described above, and if the CONTRACTING PARTIES notify the CONTRACTED PARTIES about this within the warranty period of three (3) months, the CONTRACTED PARTIES, at their discretion, shall either promptly remedy the flaws and deficiencies or immediately refund the CONTRACTING PARTIES for the amounts paid to the CONTRACTED PARTIES in connection with said Services, in accordance with amounts included in the LUP provided for in the PROPOSAL (Attachment I).

CLAUSE 18 – SOFTWARE LICENSES AND INTELLECTUAL PROPERTY RIGHTS

18.1 By this present instrument, the CONTRACTING PARTIES are granted a non-exclusive, irrevocable and untransferable fifty-(50) year license for the use of the Software and the

Documentation (subject to CONTRACTING PARTIES’ payment of the respective amounts), for operation and maintenance by the CONTRACTING PARTIES itself or by its providers of services, of the System or Part of the System, as provided by this AGREEMENT and its Attachments. Concerning the Software and the Documentation not supplied directly by the CONTRACTED PARTIES, the latter declare that they hold the rights required to transfer and/or sublicense to the CONTRACTING PARTIES all of the respective licenses required for full use of the Software and the Documentation, as described herein.

18.2 Should the CONTRACTING PARTIES come to be sued, under the allegation of supposed breach or infringement of patents, copyrights or any other intellectual property rights involving the software and equipment under contract, the CONTRACTING PARTIES hereby undertake to inform the CONTRACTED PARTIES in writing about the existence of a lawsuit within no later than three (3) days as from the summons received. This term shall be counted, by calculating the first business day, including, after the receipt of summons or notification by the CONTRACTING PARTIES. The CONTRACTING PARTIES may implead the CONTRACTED PARTIES, as provided by article 70, section III of the Code of Civil Procedure, in which case the CONTRACTED PARTIES shall be obliged to accept the impleading and shall be required to defend the CONTRACTING PARTIES, exempting them from any responsibility due to such use and, furthermore, undertaking to refund the CONTRACTING PARTIES for any costs, including attorney’s fees connected with the legal proceedings, after the res judicata.

18.2.1 In the assumption outlined in item above, the CONTRACTED PARTIES only shall be responsible if:

a) Software and equipment have been correctly used in compliance with the Documentation provided and for the purposes provided for herein;
b) The infringement or supposed infringement has been caused by items provided by the CONTRACTED PARTIES, hereunder;
c) The infringement or supposed infringement is not derived from any modifications of software and equipment made by the CONTRACTING PARTIES, and which were not approved by the CONTRACTED PARTIES;
d) The CONTRACTED PARTIES are informed of all circumstances, which are of CONTRACTING PARTIES’ cognizance that may be pertinent and relevant to the lawsuit brought and abstain from taking measures, which may harm the CONTRACTED PARTIES in their defense;
e) The CONTRACTING PARTIES provide the CONTRACTED PARTIES with full authority to prepare the strategy of defense and to compromise with the plaintiff, when this is the case.

18.3 The CONTRACTED PARTIES shall pay the CONTRACTING PARTIES any amounts and expenses to which the latter may be non-appealably sentenced by a law court due to any infraction committed by the former in connection with intellectual property rights and/or usage licenses.

18.4 If use of Software and/or Equipment by the CONTRACTING PARTIES is prohibited, the CONTRACTED PARTIES shall, at their own expense, obtain the right for the CONTRACTING PARTIES to continue to use said the aforementioned Software and/or Equipment, or, alternatively, shall replace them or modify them in such as way that they cease to violate Intellectual Property Rights. If none of the alternatives above is technically or commercially viable, the CONTRACTED PARTIES shall remove the prohibited Software/Equipment and shall refund the CONTRACTING PARTIES for the amounts paid to the CONTRACTED PARTIES in connection with these products, as per amounts included in the LUP provided for in the PROPOSAL (Attachment II) or should this fail to apply, the average market value.

18.5 Any Upgrade shall be supplied by the CONTRACTED PARTIES to the CONTRACTING PARTIES as soon as they become available, at prices and under terms to be previously agreed by the Parties. Should the Upgrades rectify or correct Software flaws, they shall be supplied and installed immediately at no charge whatsoever to the CONTRACTING PARTIES.

18.6 Notwithstanding any provisions to the contrary herein, it is hereby understood that the CONTRACTING PARTIES shall not be granted any title to or ownership of the Software or Documentation and that these rights shall continue to belong to the CONTRACTED PARTIES or their suppliers.

18.7 The CONTRACTING PARTIES agree that the Software or Documentation supplied to them hereunder or under any renewals, extensions or expansions of this AGREEMENT shall be treated as being exclusive and a business secrecy of the CONTRACTED PARTIES or their suppliers, and shall be subject to the provisions of Clause 19 hereof.

18.8 In view of the above, the CONTRACTING PARTIES:

a) shall neither supply nor make available the Software or the Documentation or any of the parts or aspects thereof (including any methods or concepts employed or expressed therein) to any third party, other than to its own employees or providers of services, as necessary;
b) shall not make any unauthorized copies of the Software or the Documentation or of any of the parts thereof, other than as back-up copies;
c) when making permitted copies, as mentioned above, shall transfer to said copies any notice on rights or other notices contained in the Software or the Documentation;
d) shall not modify, decompile, translate (other than for internal use), adapt, arrange or correct any error, nor make any other change in the Software or the Documentation, without the prior approval in writing from the CONTRACTED PARTIES;
e) shall not use the Software or the Documentation for any purposes other than those permitted herein; and
f) shall neither transfer the Software and/or Documentation license to any Network Element other than the one for which it was obtained, nor to any area outside the territory, without prior consent of the CONTRACTED PARTIES in writing.

18.9 The obligations of the PARTIES as described in this Clause shall survive the rescission or expiration of this AGREEMENT, for any reasons whatsoever.

18.10 The software licensed under the terms hereof shall be delivered in an inseparable package that shall contain, additionally, other programs or resources besides the Software, which the CONTRACTING PARTIES shall not be allowed to use because they constitute additional applications. However, subject to the CONTRACTING PARTIES requesting it, the CONTRACTED PARTIES shall supply a license for the use of these other software programs or resources, under the same terms and conditions stipulated herein, other than for the price, which shall be negotiated between the PARTIES.

18.11 The CONTRACTING PARTIES agree not to transfer, directly or indirectly, any American technical data (including software) that compose the OSS system acquired by the CONTRACTED PARTIES from Gensym Corporation, or any other related product, without prior authorization in writing from the United States Department of Trade or another United States government agency, to the following countries: Albania, Angola, Armenia, Azerbaijan, Belarus, Bosnia-Herzegovina, Bulgaria, Cambodia, Cuba, the People’s Republic of China, Estonia, Georgia, Iran, Iraq, Kazakhstan, Kyrgyzstan, Laos, Latvia, Libya, Lithuania, Moldova, Mongolia, North Korea, Romania, Russia, Rwanda, Sudan, Syria, Tajikistan, Turkmenistan, Ukraine, Uzbekistan, and Vietnam.

18.12 The Software mentioned in sub-clause 18.11 above shall be used by the CONTRACTING PARTIES solely in the conduction of its business in Brazil and for peaceful, non-military purposes.

18.13 The CONTRACTING PARTIES shall not export the software mentioned in sub-clause 18.10 above without formal authorization from the CONTRACTED PARTIES (other than for the purpose of repairs/upgrading/maintenance at the plant of the manufacturer or of another manufacturer determined by it).

18.14 The CONTRACTING PARTIES are aware that the Ericsson products acquired by means of this AGREEMENT are subject to export controls under the laws of the Kingdom of Sweden, to which end it agrees to sign the document called “Ender User Statement” (Attachment IV to this document).

18.15 The CONTRACTING PARTIES are aware that the “intercept” function is a technical functionality available in the products that are the subject-matter of this AGREEMENT, which functionality enables it to comply with Law 9,296/96, on the interception of telephone communications of any nature. In connection with it, it also acknowledges that:

i) the “intercept” function can intercept the communications of third parties, which may characterize a criminal infraction if it is used in ways other than those described in the governing laws;

ii) consequently, the function may only be used in respect to the aforementioned laws; this requires a specific court order issued by an appropriate judge;

iii) the scope of the function supplied by the CONTRACTED PARTIES does not comprise any of the equipment (such as, but not only, audio recording equipment or data storage equipment concerning monitored calls) that may compose a monitoring center, from which the function can be put into operation; and

iv) all and any responsibility of the CONTRACTED PARTIES shall be limited to supplying the function; responsibility for putting it into operation shall not be ascribed to them, other that for implementation; in this case, implementation shall not occur during the course of any monitoring operation, nor by carrying out any monitoring or making use of the function, the CONTRACTING PARTIES hereby declaring that it acknowledges the legal limitations of the use of the function, which limitations shall apply to its employees, subcontractors and other eventual representatives.

18.16 The CONTRACTING PARTIES are hereby informed that sale of the Hardware and transfer of the Software and Documentation license by the CONTRACTING PARTIES pursuant to sub-clause 18.1, in an export situation, may require an export/re-export license from certain government bodies of Sweden and/or of the United States. The CONTRACTING PARTIES are regarded as a GSM operator and shall become a member of the “GSM Association”, as applicable, in order to comply with the international governing laws. The CONTRACTED PARTIES shall not be responsible for bearing any costs of any nature, such as penalties, fines or indemnifications, among others, that may be imposed upon the CONTRACTING PARTIES in the event of loss of the right of use or algorithm changes not caused by the CONTRACTED PARTIES. All the costs connected with joining the “GSM Association” and/or with obtaining licenses, authorizations and algorithms shall be borne by the CONTRACTING PARTIES.

CLAUSE 19 - CONFIDENTIALITY

19.1 All the information connected with this AGREEMENT or acquired during its course, revealed by one PARTY (“Revealing Party”) to the other (“Receiving Party”), whether in Brazil or abroad,

shall be regarded as Confidential Information, as defined below, and as belonging to the Revealing Party. It is to be protected by both PARTIES, as determined in this Clause.

     19.1.1 Confidential information shall mean, but not be limited to, all information, patented or otherwise, of a technical, operating or commercial nature, as well as know-how, inventions, processes, formulas and designs that may or may not be patented, business plans, accounting methods, accumulated experience and techniques conveyed to the Receiving Party: (i) by any physical means (such as printed documents, manuscripts, facsimiles, electronic messages (e-mail), photographs, etc); (ii) by any format recorded on electronic media, such as tapes, laser discs, floppy disks (or any other magnetic means); (iii) orally; and (iv) by summaries, notes and any comments, whether verbal or in writing.

19.2 All of the obligations concerning confidentially determined herein shall be valid for the duration of this AGREEMENT, and shall furthermore continue to apply for a period of five (5) years as from receipt of each piece of Confidential Information, the Receiving Party undertaking to:

(a) make use of said information solely for the purpose of performing this AGREEMENT;
(b) safeguard the confidentiality of the Confidential Information, revealing it only to those employees who must be made aware of it in order to perform this AGREEMENT;
(c) protect the aforementioned information with the same degree of care it employs to safeguard its own confidential information;
(d) make no copies through any means whatsoever, other than those copies that are indispensable for carrying out the work, subject to prior authorization from the Revealing Party.

19.3 The Receiving Party shall request authorization in writing from the Revealing Party to divulge Confidential Information to third parties, agents or consultants; the third party must sign a Confidentiality Agreement with the PARTIES, whose terms shall be compatible with the scope of this Clause, other than in the case of supplying Confidential Information to the appropriate regulatory body or to the Judiciary Branch of government, for compliance with an administrative or judicial order, in which case this shall be previously communicated by one PARTY to the other, so that this manages to obtain an appropriate protecting decision.

19.4 Each one of the PARTIES shall return to the other PARTY any Confidential Information, as requested, or whenever it ceases to be necessary to keep the document. The PARTIES shall undertake not to withhold any reproductions (including magnetic reproductions) or copies or duplicates thereof.

     19.4.1 The supply of all or part of the Confidential Information to the other PARTY shall not transfer to the Receiving Party, under any hypothesis whatsoever, any inherent rights over the aforementioned information, the Revealing Party remaining the legal owner of the Confidential Information and of the proprietary rights (which include, but are not limited to, patent rights).

     19.4.2 The Receiving Party shall communicate to the Revealing Party any incidents that can or might lead to the loss or release of documents or of Confidential Information, without prejudice to its objective responsibility.

     19.4.3 The Receiving Party shall destroy any documents that it produces containing Confidential Information belonging to the Revealing Party once it ceases to be necessary to keep the Confidential Information, at the sole discretion of the Receiving Party. The latter shall also undertake not to withhold any reproductions (including magnetic reproductions), copies or duplicates of the information.

19.5 The Receiving Party is under no obligation to protect any Confidential Information that:

(a) was already held by the Receiving Party, free of restrictions, prior to its release by the Revealing Party;
(b) is or that becomes public knowledge with no violation hereof by the Receiving Party;
(c) has been legally obtained by the Receiving Party with no restrictions to its disclosure at the time when it is revealed;
(d) has been demonstrably developed by the Receiving Party prior to disclosure of the Confidential Information by the Revealing Party;
(e) has demonstrably been released as a result of a court order or the order of an appropriate authority, in which case the Receiving Party shall undertake to promptly communicate this to the Revealing Party before the determined release occurs.

CLAUSE 20 – TITLE AND RISK OF LOSS

20.1 Other than as stipulated herein or as may be otherwise agreed upon by the PARTIES, title to the Products hereby supplied shall be transferred to the CONTRACTING PARTIES upon delivery by the CONTRACTED PARTIES, risk of loss being transferred upon Commercial Activation of each Network Element, other than in the case of intellectual property belonging to the CONTRACTED PARTIES, which shall observe the provisions herein.

20.2. The CONTRACTING PARTIES shall promptly notify the CONTRACTED PARTIES of any complaints concerning any loss that may occur while the CONTRACTED PARTIES have title to the risk of loss and shall cooperate in all possible and reasonable ways to facilitate the solution of any complaint.

CLAUSE 21 - INSURANCE

21.1 The CONTRACTED PARTIES shall be responsible for taking out Engineering Risks Insurance covering all civil construction work, as well as the work of installation and assembling, concomitantly with ancillary coverage for “Tests”, “General and Cross Liabilities” (including personal injury, moral and property damages) and “Neighboring Properties”, for sums that ensure the replacement of assets and/or indemnity for losses in the case of claims. The amounts insured and franchises shall be previously approved by the CONTRACTING PARTIES and shall contain the insurance policy, beneficiary clause in favor of the CONTRACTING PARTIES. The CONTRACTED PARTIES shall also be held responsible for personal insurance of their employees.

CLAUSE 22 – GUARANTEE OF COMPLIANCE WITH CONTRACTUAL OBLIGATIONS

22.1 The CONTRACTING PARTIES are ensured, in case of credits on their behalf herein, resulting from failure of the CONTRACTED PARTIES in providing the capacity expansion of each CORE Network Element so that to reach the performance under contract, as per Basic Assumptions provided by CONTRACTING PARTIES, a deduction of twenty per cent (20%) percentage of the amount of said Network Element, of installments not yet paid of all Agreements effective at the time of default, by means of written prior communication to the CONTRACTED PARTIES.

22.2 The CONTRACTED PARTIES shall also require from its subcontractors guarantee of compliance covering the obligations undertaken, notably in regard to large-sized services or highly complex ones.

CLAUSE 23 – EQUIPMENT AND SOFTWARE

23.1 Upon the occasion of the performance of each event listed in the Implementation Schedule included in the PROPOSAL (Attachment II), should the CONTRACTED PARTIES have more up-to-date equipment than those described in the PROPOSAL, the CONTRACTED PARTIES shall inform the CONTRACTING PARTIES of this availability so that the latter may decide on the implementation, or not, of the more up-to-date equipment.

23.1.1 Should the CONTRACTING PARTIES decide to use the more up-to-date equipment, the PARTIES shall negotiate, in good faith, the potential price differences between the two types of equipment, as well as eventual adjustments to the time schedule, as necessary.

23.2 Should the CONTRACTED PARTIES modify, upgrade or discontinue the production of any equipment, software or spare parts connected with the process of supply covered by this AGREEMENT, they shall notify the CONTRACTING PARTIES of this fact in writing at least one hundred and eighty (180) days in advance, undertaking to maintain the pricing shown in the List of Unit Prices (“LUP”) (Attachment II), so as not to generate damages of any kind to the CONTRACTING PARTIES. The CONTRACTED PARTIES, furthermore, shall be responsible for any direct costs resulting from the aforementioned modifications.

23.2.1 The PARTIES hereby agree and acknowledge that any modification, upgrading or discontinuation of production of any equipment, software or spare parts covered by this AGREEMENT shall only occur as from the end of the warranty period, as described in Clause 20, in accordance with the deadlines and procedures established in item 23.2 above.

23.3 Should the production of any equipment, software or spare parts be discontinued, as described in item 23.2 above, the CONTRACTED PARTIES shall notify the CONTRACTING PARTIES in writing, offering the latter an alternative of equivalent equipment at equal or lower pricing than previously charged.

23.4 The substitution of equipment, software or spare parts under the terms hereof shall be governed by the following conditions:

(a) It shall affect neither the interchangeability, whether physical or functional, nor the performance specifications of the equipment, software or spare parts, other than if this is authorized by the CONTRACTING PARTIES in writing;

(b) Any equipment, software or spare part modification or substitution shall be functionally equivalent and compatible with what was modified or substituted, no other adaptation being required;

(c) Under no hypothesis shall it reduce or diminish the warranty obligations or useful lifetime undertaken by the CONTRACTED PARTIES, pursuant to this AGREEMENT;

(d) Should it be impossible to substitute the equipment, software or part to be discontinued, the CONTRACTING PARTIES shall have one hundred and eighty (180) days, as from the notice described in item 24.2 above, to acquire the requisite quantity of the aforementioned equipment;

(e) The CONTRACTED PARTIES shall undertake to provide technical services, including repairing the equipment, until the end of its period of functionality.

23.5 For five (5) years as from the warranty expiration date, the CONTRACTED PARTIES shall make available to the CONTRACTING PARTIES spare parts and equipment manufactured in accordance with the standards of the CONTRACTED PARTIES and software developed by the CONTRACTED PARTIES that are compatible and functionally equivalent, enabling the expansion of the network in accordance with the technical specifications defined in the MINUTES (Attachment I). If the CONTRACTED PARTIES suspend the supply of equipment, spare parts or compatible software and the aforementioned elements are not available at any other supplier named by the CONTRACTED PARTIES, with the same price policy during the aforementioned period, the CONTRACTED PARTIES shall offer the CONTRACTING PARTIES a commercially reasonable project for the latter to migrate to the new equipment, which must offer functionalities similar to those of the discontinued kind.

23.6 The spare parts shall be delivered at the sites, together with respective equipment, and the CONTRACTING PARTIES shall carry out the tests within no later than thirty (30) days as from delivery. After the tests are carried, the spare parts deemed as appropriate shall be transferred from the sites to the CONTRACTING PARTIES’ spare parts center by and at the CONTRACTED PARTIES’ expense. The defective spare parts shall be sent to the CONTRACTED PARTIES, observing the warranty procedures provided for herein, and this case, these shall have a twelve-(12) month warranty term counted as from their return to the site.

23.7 Should any equipment or service be delivered at the wrong place, the CONTRACTED PARTIES shall be responsible for any added expenses incurred for delivery of said elements to the right place and for the transportation risk. The CONTRACTED PARTIES shall also be responsible for any surplus items delivered.

23.8 The Parties agree that the use of licenses shall be granted by the CONTRACTED PARTIES as per specifications contained in each PO, however, with no limitation of users.

     23.8.1 The CONTRACTED PARTIES may on a semi-annual basis, during the effectiveness period of licenses and by means of prior notice to the CONTRACTING PARTIES, carry out measurements, so that to assess if the licenses are being used as per specifications under contract. Should the CONTRACTING PARTIES have been using quantities above the contract, they shall issue PO’s within no later than five (5) business days as from the receipt of corresponding IPI, as per amounts provided for in LUP for the acquisition of additional capacity or immediately cease their use, in this assumption, with no amount being due in this regard.

CLAUSE 24 – PLANS, PROJECTS AND TECHNICAL SPECIFICATIONS

24.1 Confidential Information excepted, all the documents that include plans, drawings, projects and specifications supplied by the CONTRACTED PARTIES to the CONTRACTING PARTIES in

connection with the process of supply described herein shall belong to the CONTRACTING PARTIES, other than for the CONTRACTED PARTIES’ rights to intellectual property. Additionally, the CONTRACTING PARTIES shall be fully entitled to use the documents supplied by the CONTRACTED PARTIES and that constitute Confidential Information, during the course of the operation and normal maintenance of the Products.

24.2 The PARTIES shall be responsible for the completeness and accuracy of all of the data and technical documents supplied to each other. Should said data or technical documents be found to be incomplete or incorrect, each PARTY shall notify the responsible PARTY and, so that said responsible PARTY shall subsequently and promptly complete and/or correct said data or technical documents.

CLAUSE 25 – DECLARATIONS OF THE PARTIES

25.1 The PARTIES hereby confirm that this AGREEMENT was negotiated and entered into in accordance with the principles of integrity and good faith, with which the PARTIES shall also comply with and executing their obligations under the terms hereof.

25.2 For the purposes of the Civil Code (including Article 157 thereof), the PARTIES hereby confirm and acknowledge expressly that (i) they have expertise and experience in the performance of the activities described herein; (ii) the obligations of the PARTIES pursuant to the AGREEMENT are proportional and concordant; (iii) no fact or obligation hereof may be regarded as a violation or infraction of the laws that govern this AGREEMENT, nor of its subject-matter and nature; (iv) they were advised by professionals capable of identifying and understanding the applicable legal rules and are aware of all the circumstances pertaining to this AGREEMENT, as a well as of the rules that govern it; and (v) they had access to all the documents, plans, spreadsheets, information and conditions required for drawing up and/or examining the PROPOSAL (Attachment II).

25.3 This AGREEMENT and its Attachments constitute the full understanding between the PARTIES as to the subject-matter hereof and shall prevail over all previous discussions, agreements and statements. Any information, assumption, advantage or condition that may have been granted by the CONTRACTING PARTIES prior to the MINUTES (Attachment I) and that is not expressly stated herein and/or in the Attachments hereof, shall not be taken into account by the CONTRACTED PARTIES, being neither good nor valid.

25.4 Neither this AGREEMENT nor any part thereof shall undergo any modifications, alterations or other amendments other than by means of a document in writing signed by a representative of each PARTY.

CLAUSE 26 – WAIVER OF RIGHTS

26.1 Any CONTRACTED PARTIES or CONTRACTING PARTIES failure or delay to exercise any right, power or privilege, or to strictly execute any term or condition hereof on one or more occasions shall neither constitute nor be construed as a waiver of said rights, powers or privileges, nor of any other terms and conditions hereof, on any other occasion.

CLAUSE 27 – ASSIGNMENT AND SUBCONTRACTING

27.1 The Parties shall neither assign nor transfer, entirely or in part, the rights and obligations derived herefrom without the express and prior authorization of the other party, except for the provisions in items 27.2 and 27.3 below.

27.2 The CONTRACTED PARTIES may assign or transfer the rights and obligations derived herefrom, in view of corporate reorganization, spin-off, merger and/or incorporation, by means of written notice to the CONTRACTING PARTIES.

27.3 The CONTRACTING PARTIES are also authorized to assign or transfer to companies of the same group or as a result of a corporate reorganization, spin-off, merger and/or or incorporation, the rights and obligations resulting from this AGREEMENT, simply by means of a written notice to the CONTRACTED PARTIES.

     27.3.1 In the assumption outlined above, the CONTRACTING PARTIES, by themselves or by their successors shall provide for the payment of equipment, materials, software delivered and services rendered, provided that these have been accepted or commercially activated by the CONTRACTED PARTIES, as per conditions provided for in clause 7. The CONTRACTING PARTIES also undertake in the event mentioned in previous item to inform in possible due diligence processes the existence of this AGREEMENT.

27.4 For the purposes of this Clause, the expression “AGREEMENT” includes this instrument, its attachments and any purchase orders generated in order to fulfill the requirements hereof.

27.5 The CONTRACTED PARTIES may hire subcontractors for any services hereof, subject to prior and express authorization of the CONTRACTING PARTIES, its being prohibited for the CONTRACTED PARTIES to allege disclaimer with regard to the subcontracted portion.

27.6 The responsibilities of the CONTRACTED PARTIES for services executed by the subcontractors hired by them is total and comprise, among others, liability for general and occupational accidents, as well as the charges and obligations pertaining to labor, social security and taxation.

27.7 No clause of the agreements between the CONTRACTED PARTIES and their subcontractors shall constitute a contractual bond between the CONTRACTING PARTIES and the CONTRACTED PARTIES, or between the CONTRACTING PARTIES and the subcontractors of the CONTRACTED PARTIES, nor shall they exempt the CONTRACTED PARTIES from any obligations owed to the CONTRACTING PARTIES hereunder.

27.8 The CONTRACTING PARTIES’ contacts, communications and understandings concerning the subject-matter of this AGREEMENT shall always be taken into account between the CONTRACTING PARTIES and the CONTRACTED PARTIES, its being up to the latter to retransmit orders and/or instructions to its subcontractors, as necessary.

27.9 Under no circumstances whatsoever shall the CONTRACTING PARTIES become responsible for any obligations of the subcontractors of the CONTRACTED PARTIES.

CLAUSE 28 - NOTICES

28.1 The required notices from one PARTY hereof to the another shall be considered to have been duly delivered if made in writing and delivered into the hands of the Project Manager appointed by the PARTIES or, in the absence of this person, to his(her) substitute.

28.2 The Project Managers of the PARTIES shall be found at the following addresses and telephone numbers:

PROJECT MANAGER OF THE CONTRACTING PARTIES:
Mr. Álvaro Câmara Peçanha
Full address: Rua Levindo Lopes, 258 – 9o. andar
city of Belo Horizonte, State of Minas Gerais
Phone number: (31) 9982-3698
Fax number: (31) 3259-3097
E-mail: alvaro.acp@telemigcelular.com.br

PROJECT MANAGER OF THE CONTRACTED PARTIES:
Mr. Milton Gonçalves Junior
Full address: Av. Maria Prestes Maia 300 – 3o. andar - CEP: 02047-301
Phone number: (5511) 6224-2125
Mobile phone number: (5511) 8122-8521
Fax: (5511) 6224-1833

E-mail: milton.gonçalves@ericsson.com

28.3 Any of the PARTIES may change the address to which notices are to be sent, by informing the other PARTIES in writing of said address change.

28.4 Provisions designed to impose tacit acceptance of conditions in the case of the opposite PARTY remaining silent shall not be accepted. Similarly, no deadlines unilaterally determined by one party shall be accepted, especially concerning requests for technical clarifications. In this case, the Project Managers of the PARTIES shall be required to meet and to determine, jointly, a reasonable deadline for both PARTIES.

CLAUSE 29 - RESCISSION

29.1 This AGREEMENT may be rescinded by the CONTRACTING PARTIES, under the following hypotheses:

(a) If the CONTRACTED PARTIES are late in performing the events described in the Implementation Schedule included in the PROPOSAL (Attachment II), after reaching the limit of the penalty provided for in clause 14;

(b) If the CONTRACTED PARTIES fail to comply with any of the clauses or conditions hereof, subject to the procedures determined in item 14.1(ii), thereby characterizing nonfeasance;

(c) If either of the CONTRACTED PARTIES files for receivership or bankruptcy, has its bankruptcy declared, is judicially declared to be insolvent, or makes corporate changes, including, but not limited to, modifications of its corporate purpose or corporate structure, thus hindering total and complete performance of this AGREEMENT; and

29.1.1. If the hypotheses described in item 29.1 come true, and for the purpose of rescinding this AGREEMENT, the CONTRACTING PARTIES shall notify the CONTRACTED PARTIES, indicating the reasons that have led to said rescission.

29.2 Should this AGREEMENT be rescinded, as a result of any of the above hypotheses coming true, the CONTRACTED PARTIES shall not be entitled to any indemnification. Only payment for equipment delivered and services rendered, as long as accepted or commercially activated until the date of communication of rescission, as provided for in item 7.1. The CONTRACTING PARTIES, however, shall be entitled to withhold the amounts owed to the CONTRACTED PARTIES for settlement of the contractual fine determined in Clause 14, or as indemnification for the assessed losses and damages, observing the limit for the calculation of losses and damages provided for herein.

29.3 This AGREEMENT may be rescinded by the CONTRACTED PARTIES under the following hypotheses:

(a) If the CONTRACTING PARTIES files for receivership or bankruptcy or if it is declared bankrupt; and

(b) If the CONTRACTING PARTIES is over sixty (60) days late in making any of the payments owed the CONTRACTED PARTIES, in connection with events demonstrably performed and accepted by the CONTRACTING PARTIES, as described in Clause 14, there being no clause expressly authorizing the CONTRACTING PARTIES to suspend payment.

29.4 In any case of rescission or termination of this AGREEMENT, the amounts corresponding to the equipment delivered and to the services rendered up until the actual date of rescission hereof, provided they have been accepted or commercially activated, pursuant to the provisions in item 7.1 shall be paid by the CONTRACTING PARTIES under the terms agreed upon, without prejudice of reimbursement of eventual losses and damages assessed, observing the limit provided for herein.

29.5 Given the ancillary nature of PO’s, should this present AGREEMENT be rescinded, all PO’s issued and accepted until that moment, are accordingly, rescinded.

CLAUSE 30 – COURT AND GOVERNING LAW

30.1 The PARTIES elect the court of the city of Belo Horizonte, State of Minas Gerais, over all others, no matter how privileged they may be, to settle all issues resulting from the performance hereof.

30.2 The validity, interpretation, rights and obligations of the PARTIES, pursuant to this AGREEMENT, shall be government by the laws of the Federative Republic of Brazil.

IN WITNESS WHEREOF, THE PARTIES ENTER INTO THIS AGREEMENT, SIGNED IN THREE (3) COPIES IN THE PRESENCE OF TWO (2) UNDERSIGNED WITNESSES.

Belo Horizonte, March 31,2005

[illegible signature]
Engineering and Technological Development Officer
Luis Artur Bernardes [signed]
Supply and Logistics Officer
AMAZÔNIA CELULAR S.A.

Ricardo Grau [signed]
Managing Director
Luis Artur Bernardes [signed]
Supply and Logistics Officer
TELEMIG CELULAR S.A

[illegible signatures]
ERICSSON TELECOMUNICAÇÕES S.A.

[illegible signatures]
ERICSSON SERVIÇOS DE TELECOMUNICAÇÕES LTDA.

WITNESSES:
[illegible signature]	[illegible signature]
NAME:	NAME:
INDIVIDUAL TAXPAYER’S ID:	INDIVIDUAL TAXPAYER’S ID: